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Exhibit 10.22

CONFORMED COPY

SUBLEASE

        This SUBLEASE, dated as of March 16, 2004 (the "Effective Date"), is made between MRS. FIELDS' FAMOUS BRANDS, LLC, a Delaware limited liability company ("Sublessor"), and MRS. FIELDS' ORIGINAL COOKIES, INC., a Delaware corporation ("Sublessee").

RECITALS:

        A.    Sublessor is a subsidiary of Sublessee.

        B.    Sublessee was the tenant under that certain Lease Agreement, dated January 19, 1998, and exhibits and addenda thereto, as subsequently amended by that certain Lease Addendum No. 1, dated June 4, 1998; and that certain Lease Addendum No. 2, dated October 19, 2000 (collectively, the "Lease Agreement") wherein 2855 E. COTTONWOOD PARKWAY, L.C., a Utah limited liability company ("Lessor"), leased to Sublessor certain improved real property located in Salt Lake City, Salt Lake County, Utah, and described as 2855 East Cottonwood Parkway, Building No. 11, Suites 350, 360, 370, and 400 (the "Master Premises"). The Lease Agreement, which includes the exhibits and addenda referred to in the Lease Agreement, constitutes the "Master Lease". Capitalized terms used in this Sublease and not otherwise defined in this Sublease shall have the meanings given to such terms in the Master Lease.

        C.    That portion of the Master Premises known as Suite 370, consisting of approximately 5,044 square feet of Rentable Area (4,386 useable square feet), is subleased by Sublessee to GREENPOINT MORTGAGE FUNDING, INC. under that Sublease dated February 27, 2004 ("Greenpoint Premises").

        D.    The Master Premises less the Greenpoint Premises, together with the "Common Areas", is referred to in this Sublease as the "Subject Premises". The Subject Premises, as shown on Exhibit "A", consists of approximately 31,348 square feet of Rentable Area and 28,687 of useable square feet.

        E.    Sublesee assigned the Master Lease to Sublessor under that certain Assignment Agreement between Mrs. Fields Original Cookies, Inc. and Mrs. Fields Famous Brands, LLC dated March 16, 2004.

        F.     Sublessee desires to lease from Sublessor, and Sublessor desires to lease to Sublessee, a portion of the Master Premises on the terms, conditions, and provisions hereinafter set forth.

        NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublessor and Sublessee hereby agree as follows:

        1.    SUBLEASED PREMISES.  Sublessor hereby subleases to Sublessee portions of the Subject Premises on the terms and conditions set forth in this Sublease (the "Subleased Premises"). The Subleased Premises comprises approximately thirty-four percent (34%) of Rentable Area of the Subject Premises. That portion of the Subject Premises not included in the Subleased Premises, together with the "Common Areas", is referred to in this Sublease as the "Retained Premises". The Retained Premises comprises approximately sixty-six percent (66%) of Rentable Area of the Subject Premises.

        2.    TERM; ENTRY; SUBLESSOR'S AND SUBLESSEE'S WORK ON SUBLEASED PREMISES.  The "Term" of this Sublease shall commence on [March 16, 2004] (the "Commencement Date") and shall end on date of termination of that certain Management Agreement between the parties dated March 16, 2004 or such other date as officers of Sublessor shall determine (the "Termination Date"), unless otherwise sooner terminated in accordance with the provisions of this Sublease. Sublessee shall have the right to enter upon the Subleased Premises from and after the full and complete execution and delivery of this Sublease.

        By the execution hereof, Sublessor and Sublessee acknowledge and agree that both Sublessor and Sublessee shall have no obligation or liability for the alteration, remediation, modification, repair, and/or improvement of the Subleased Premises under the Master Lease, by reason of this Sublease or otherwise, including without limitation in connection with any work required under the Master Lease or in connection with any future occupant of all or any part of the Subleased Premises.

        3.    RENT AND ADDITIONAL RENT.

        A.    Rent.  For the use of the Subleased Premises hereunder, Sublessee agrees that:

          (a)   Sublessee shall pay to Sublessor as monthly rent, without deduction, setoff, notice, or demand (except as specifically provided for in this Sublease), in the manner set forth below, the following amounts:

              (i)  For the period beginning on the Commencement Date through December 31, 2004 (the "Initial Period"), thirty-four percent of the Base Rent, payable monthly on the first (1st) day of each month in advance.

             (ii)  For each fiscal year following the Initial Period until the Termination Date, the Sublessee's percentage share of Base Rent as adjusted consistent with the provision of Schedule A of the Management Agreement dated March 16, 2004 ("Management Agreement"). Such Base Rent amount shall be payable monthly on the first (1st) day of each month in advance.

        B.    Additional Rent/Operating Expenses/Other Payment Obligations.  In addition to Base Rent payable pursuant to Paragraph 3.A, Sublessee shall pay to Sublessor on the date due pursuant to the terms and provisions of the Master Lease, without deduction, setoff, notice, or demand (except as specifically provided for in this Sublease), in the manner set forth below, the following amounts:

          (a)   During the Initial Period, thirty-four percent of any and all increases payable pursuant to the provisions of the Master Lease by Sublessor with respect to the Subject Premises for Additional Rent and/or Operating Expenses, to the extent such payment obligations of Sublessor under the Master Lease increase from time to time beyond the rates and amounts payable by Sublessor pursuant to the provisions of the Master Lease, using 2004 as the Base Year for purposes of Sublessor's obligations. After the Initial Period, the percentage of Sublessee's share shall be adjusted at the beginning of each fiscal year consistent with the provision of the Management Agreement.

          (b)   During the Initial Period, thirty-four percent of any amounts payable pursuant to the provisions of the Master Lease for additional services or utilities provided to the Subject Premises and all other incremental expenses directly or indirectly resulting from Sublessee's use of the Subleased Premises, including without limitation charges for after hours electricity and HVAC and/or other excess utility usage and all janitorial services, for which separate charge or expense is payable pursuant to the provisions of the Master Lease. After the Initial Period, the percentage of Sublessee's share shall be adjusted at the beginning of each fiscal year consistent with the provision of the Management Agreement.

          (c)   It is the intention and purpose of the parties to create by this Sublease a sublease of the kind commonly known as "carefree" to Sublessor. Accordingly, Sublessee shall bear, pay for, and discharge not only such items as are specifically agreed by the provisions of this Sublease to be borne, paid for, and discharged by Sublessee, but also its share of all other costs, charges, and expenses, which Sublessor has not specifically agreed to bear, of every kind and description whatsoever which must be borne, paid for, and discharged in connection with the Subleased Premises pursuant to the provisions of the Master Lease, subject to the express limitations of this Sublease.

        C.    Payment.  Sublessee shall pay directly to Sublessor its share of Base Rent and Additional Rent. Sublessor shall forward such amount, together with Sublessor's share of Base Rent and additional Rents, to the Lessor pursuant to the applicable payment terms and provisions set forth in the Master Lease.

        All rent shall be paid in advance on the first day of each month of the Term. If the Term begins or ends on a day other than the first or last day of a month, the rent for the partial months shall be prorated on a per diem basis, based on a 30-day month, for actual days elapsed.

        4.    USE OF SUBLEASED PREMISES.  Sublessor and Sublessee agree as follows:

          (a)   The Subleased Premises shall be used and occupied solely for lawful, general business office purposes, in strict compliance with the "Building Rules and Regulations," as defined in the Master Lease, from time to time in effect, and for no other use or purpose (the "Use"). Continuously throughout the Term, Sublessee shall occupy and utilize, consistent with customary business practices, the Subleased Premises for purposes of the Use.

          (b)   Sublessee shall, at Sublessee's sole cost and expense, comply with all laws, ordinances, regulations or orders of any federal, state, county or municipal or other public authority applicable to Sublessee or affecting the Subleased Premises and the Common Areas, including but not limited to occupational health and safety, hazardous waste and substances, sudden or non-sudden pollution and environmental matters, in connection with the Use.

          (c)   Sublessee will not commit any waste on the Subleased Premises, nor permit any obnoxious odors or noise to emanate from the Subleased Premises, nor shall it use or permit the use of the Subleased Premises in violation of any present or future law of the United States or of the State of Utah, or in violation of any municipal or county ordinance or regulation applicable thereto. Sublessee shall promptly notify Lessor and Sublessor of Sublessee's receipt of any notice of a violation of any such law, standard or regulations.

        5.    ASSIGNMENT AND SUBLETTING.  Sublessee shall not assign this Sublease or sublet all or any part of the Subleased Premises without the prior written consent of Sublessor (and the consent of Lessor, if such is required under the terms of the Master Lease), which consent, subject to and in accordance with the terms and conditions of Paragraph 10 of the Master Lease, may be withheld, in Sublessor's and/or Lessor's sole discretion; provided that, in the event of any request for such assignment or sublease, Sublessor may, in lieu of any such consent, terminate this Sublease as to that part or all of the Subleased Premises proposed to be assigned or subleased; provided further that Sublessee shall not be released from its obligations under this Sublease in the event of any such assignment or sublease.

        6.    CASUALTY AND CONDEMNATION.  If there is a Taking within the coverage of Section 14 of the Master Lease or any casualty loss within the coverage of Section 15 of the Master Lease, which in either case affects the Subleased Premises and, as a result of such Taking or casualty loss, the "Tenant" under the Master Lease has the option to terminate the Master Lease, Sublessee shall have the right to terminate this Sublease upon written notice to Sublessor given not more than thirty (30) days after the date of the "Taking" as defined in Section 14 of the Master Lease or the casualty pursuant to Section 15 of the Master Lease, as the case may be. Such termination, if elected by Sublessee, shall be effective thirty (30) days after such notice to Sublessor. In no event will Sublessor agree to, or exercise any right to, terminate the Master Lease under either Section 14 or Section 15 of the Master Lease without the prior written consent of Sublessee, in Sublessee's sole and absolute discretion, unless Sublessee has first exercised the right granted in this Paragraph 6 to terminate the Sublease.

        7.    ADDITIONAL COVENANTS AND AGREEMENTS.  In addition, Sublessor and Sublessee covenant and agree as follows:

          (a)   Except as and to the extent by reason of Sublessor's failure to fully utilize the Subject Premises, in whole or in part, Sublessor shall remain liable for all of the obligations of the lessee under the Master Lease. Sublessor shall timely pay and perform all of the "Payment Obligations" (defined below). Sublessor shall timely perform all of the terms and conditions of the Master Lease as they relate to the Subject Premises. As used in this Sublease, the term "Payment Obligations" refers to the obligations of Sublessor under Section 5 of the Master Lease.

          (b)   Except as may be otherwise required under the Master Lease, Sublessor agrees, upon reasonable, advance written request of Sublessee specifying the particulars thereof, to enforce the terms of the Master Lease to the extent reasonably necessary to cause Lessor to perform its obligations under the Master Lease, as they relate to the Subleased Premises, for the benefit of Sublessee.

          (c)   If there are inconsistencies in the terms of this Sublease and the terms of the Master Lease, as between Sublessor and Sublessee, the terms of this Sublease shall control.

          (d)   To the extent that the Master Lease grants rights and benefits to the "Tenant" under the Master Lease, Sublessee may exercise, enforce, and enjoy all such rights as they relate to the Subleased Premises independent of, and without any consent or approval from, Sublessor; provided that any such exercise shall not adversely affect any other right, election, or use of Lessor under the Master Lease or interest in the Master Premises.

          (e)   Other than the Payment Obligations, Sublessee assumes and agrees to perform the lessee's obligations under the Master Lease during the Term, to the extent that such obligations are applicable to the Subleased Premises. Sublessee adopts the Master Lease and Sublessee shall be jointly and severally liable with Sublessor for such obligations. Sublessee shall not commit or suffer any act or omission that will violate or constitute a default under any of the provisions of the Master Lease.

          (f)    Other than the Payment Obligations, Sublessee assumes and agrees to perform the lessee's obligations under the Master Lease during the Term, to the extent that such obligations are applicable to the Subleased Premises. Sublessee adopts the Master Lease and Sublessee shall be jointly and severally liable with Sublessor for such obligations. Sublessee shall not commit or suffer any act or omission that will violate or constitute a default under any of the provisions of the Master Lease.

          (g)   Conditioned only upon compliance by Sublessee with the terms and conditions of this Sublease, Sublessor covenants that Sublessee shall have quiet and peaceful possession of the Subleased Premises throughout the Term, without, except as and to the extent of any rights of Lessor under the Master Lease, interference from Sublessor or anyone acting by, through or under Sublessor.

          (h)   If the Master Lease terminates, this Sublease shall terminate and the parties shall be relieved of any further liability or obligation under this Sublease.

        8.    "AS IS" SUBLEASE.  By the execution hereof, except for the Sublessor's Work set forth in Paragraph 4 hereof, Sublessee acknowledges and accepts the Subject Property in "AS IS/WHERE IS, WITH ALL FAULTS" condition, without any warranties, express or implied, or any obligation of any kind or nature on the part of Sublessor to repair, improve, alter, or modify the Subject Property or any part thereof. Neither Lessor nor Sublessor makes any representations or warranties of any kind, express or implied, other than those set forth herein, that the Subject Property is fit for a particular purpose, including without limitation the Limited Use.

        9.    CONSTRUCTION OF SUBLEASE; FURTHER UNDERSTANDINGS.  Sublessor and Sublessee, in furtherance of this Sublease, acknowledge and agree that:

          (a)   Words of any gender used in this Sublease shall be held to include any other gender, and words in the singular number shall be held to include the plural when the sense requires. Interpretation, construction and performance of this Sublease shall be governed by the laws of Utah.

          (b)   The paragraph headings as to the contents of particular paragraphs herein are inserted only for convenience and are in no way to be construed as part of such paragraph or as a limitation on the scope of the particular paragraph to which they refer.

          (c)   The covenants and agreements contained in the within Sublease shall apply to, inure to the benefit of, and be binding upon the parties hereto and upon their respective successors in interest and legal representatives.

          (d)   Other than the Payment Obligations, Sublessee assumes and agrees to perform the obligations of Sublessor, as lessee, under the Master Lease during the Term, to the extent that such obligations are applicable to the Subleased Premises and the Common Areas to the extent such Common Areas are attributable to the Subleased Premises; provided that Sublessee is not assuming any of the obligations that Sublessor may have under the Master Lease, except as and to the extent specifically provided in this Sublease.

          (e)   Except as and to the extent otherwise specified in this Sublease, this Sublease is not intended and shall not be deemed to amend, modify, terminate or relinquish any other right or obligation of Sublessor or Lessor under the Master Lease.

          (f)    This Sublease sets forth all terms, covenants, conditions, agreements, and understandings between Sublessor and Sublessee concerning the Subleased Premises or the Building, and Sublessor shall have no liability to Sublessee for any representations, warranties or covenants made in respect of the Building by any other person or entity, including without limitation Lessor. No subsequent modification, amendment, or change in this Sublease shall be binding unless reduced to writing and signed by Sublessor and Sublessee. There are no representations or warranties between the parties pertaining to this Sublease, except as expressly set forth herein.

        IN WITNESS WHEREOF, this Sublease has been executed and delivered by the undersigned as of the date first above written.

SUBLESSOR:
MRS. FIELDS' FAMOUS BRANDS, LLC, a Delaware limited liability company
By:	/s/ SANDRA BUFFA
Printed Name: Sandra Buffa
Title: Sr. Vice President/CFO
Dated this 16th day of March, 2004.
SUBLESSEE:
MRS. FIELDS' ORIGINAL COOKIES, INC., a Delaware corporation,
By:	/s/ MICHAEL WARD
Printed Name: Michael Ward
Title: Sr. Vice President/General Counsel
Dated this 16th day of March, 2004.

EXHIBIT "A"

(Subject Premises)

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  Exhibit 10.22
SUBLEASE
EXHIBIT "A" (Subject Premises)